                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*

                             The Beard Company
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                07384R101
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 4 Pages

CUSIP No. 07384R101                   13G                 Page 2 of 4 Pages

     The Beard Group 401(k) Plan
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     73-1284770
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Oklahoma
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                  0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  325,159
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  325,159
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     325,159
     (Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
     11.48%
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(12) Type of Reporting Person*
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 3 of 4 Pages


ITEM 1(A).  NAME OF ISSUER
                            THE BEARD COMPANY
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                       5600 North May
                       Oklahoma City, Oklahoma 73112
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ITEM 2(A).  NAME OF PERSON(S) FILING
                        The Beard Group 401(k) Plan
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                       100 North Broadway Avenue
                       Oklahoma City, Oklahoma 73102
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ITEM 2(C).  CITIZENSHIP
                                 Oklahoma
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
                       Common Stock, par value $.001
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
                                 07384R101
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page 4 of 4 Pages


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
                       as of December 31, 1997  325,159
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                                    11.48%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                                       0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                                     325,159
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                                       0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                                    325,159
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Participants in THE BEARD GROUP 401(k) PLAN have the right to direct the receipt of dividends from, and all proceeds of sale of, shares of Common Stock in accordance with the terms of the Plan, and in accordance with applicable law.
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                                Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 5, 1998
                                    --------------------------------------------
                                    (Date)

                                    THE BEARD GROUP 401(k) PLAN

                                    By:    BANK ONE Trust Company, N.A., Trustee

                                    By:    /s/ Keith Lamb
                                    Title: Vice President